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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in the Registration Statement (Form S-3 No. 333-
     ) and related Prospectus of Cell Therapeutics, Inc. for the registration of 2,300,000 shares of its common stock and to the incorporation by reference therein of our report dated January 24, 1997, except for paragraphs 2 through 4 of Note 12, as to which the date is March 26, 1997, with respect to the consolidated financial statements of Cell Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

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                                          Ernst & Young LLP

Seattle, Washington
September 26, 1997